Exhibit 99.1

PRESS RELEASE

10/24/17
Carlisle Reports Third Quarter 2017 Results

•	Record Third Quarter Net Sales of $1,089.1 million

•	Third Quarter Reported Earnings per Share from Continuing Operations of $1.37, including $0.25 of Restructuring, Facility Rationalization and Acquisition Related Costs

•	Increasing Revenue Outlook for Full-Year 2017

SCOTTSDALE, ARIZONA, October 24, 2017 - Carlisle Companies Incorporated (NYSE:CSL) reported record net sales of $1,089.1 million for the third quarter ended September 30, 2017, a 9.9% increase from $991.0 million in the third quarter of 2016. Acquired net sales contributed a total of 5.3% in the quarter. Organic net sales grew 4.4% (organic net sales are defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Foreign exchange had a positive impact of 0.2%.

Adjusted diluted EPS declined primarily due to lower sales and margin in the Carlisle Interconnect Technologies (CIT) segment, rising raw material costs in the Carlisle Construction Materials (CCM) segment, and higher Special Items related to acquisition costs, facility rationalization and plant restructuring projects at CCM, CIT, Carlisle Fluid Technologies (CFT) and the Carlisle Brake & Friction (CBF) segments. Partially offsetting this decline were higher net sales volume at CCM, acquired earnings at Carlisle FoodService Products (CFS), and savings from the Carlisle Operating System (COS).

(in millions, except per share amounts)	Three Months Ended September 30,
	2017	2016
Net Sales	$1,089.1	$991.0
Income from continuing operations, net of tax	$86.4	$(9.5)
Adjusted income from continuing operations, net of tax (1)	$86.4	$113.1
Diluted EPS from continuing operations	$1.37	$(0.15)
Adjusted diluted EPS from continuing operations (1)	$1.37	$1.74
Earnings before interest and income taxes (EBIT)	$142.9	$36.4
Adjusted earnings before interest and income tax (EBIT) (1)	$142.9	$177.9
Special Items After Tax Impact on EPS(2)	$0.25	$0.03
(1) Adjusted to exclude 2016 goodwill and intangible asset impairment charges totaling $141.5 million ($122.6 million after-tax or $1.89 per share). See related Non-GAAP Reconciliation in the financial exhibits.
(2)Special Items are items affecting comparability that primarily include: acquisition related costs ($6.4 million in 2017 and $1.1 million in 2016, with $3.6 million acquisition related costs in 2017 allocated to corporate), restructuring ($11.6 million in 2017 and $1.4 million in 2016), facility rationalization ($2.1 million in 2017 and $1.3 million in 2016), and gains from divestitures ($1.1 million in 2016). Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

All financial and percentage comparisons in the Company's third quarter 2017 reporting are made to the same quarter of the previous year, unless otherwise stated. This press release also includes non-GAAP measures of operational performance based on a comparison of third quarter 2017 GAAP amounts to 2016 selected financial results for Carlisle and the CBF segment, with 2016 adjusted to exclude the previously announced impairment charges. For a reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “We are extremely pleased with our record third quarter sales performance, which reflects the continued dedication and commitment of our worldwide team of employees in executing our core strategies. Their efforts resulted in above average organic growth, solid EBIT performance, and advancement of our continuous improvement culture throughout the company. Moreover, we continued to execute on our previously announced restructuring and facility rationalization initiatives, which we expect will contribute to Carlisle's profitable future growth.

“Our third quarter results demonstrated solid progress against the significant headwinds we have faced in 2017. Despite rising raw material costs at CCM, continued market and technology challenges at CIT in their commercial aerospace business, and the prolonged downturn in global commodity markets at CBF, we achieved solid overall EBIT performance. We are also pleased that core CIT results slightly exceeded our expectations; CCM pricing continues to be relatively stable; and organic growth initiatives at CBF have begun to pay off.

“As evidenced by our commitment to allocate almost $1 billion into four acquisitions year-to-date, including the planned acquisition of Accella Performance Materials ("Accella"), we continue to deploy capital in pursuit of accretive M&A opportunities that are consistent with our strategic plans. During the quarter, we paid $23.2 million in dividends, and repurchased approximately $116.4 million of Carlisle shares, bringing our total 2017 share repurchases to $266.4 million. In furtherance of our stated objectives to optimize our capital structure, we will continue to make investments in our businesses, return capital to shareholders through consistent quarterly dividends and share repurchases, and maintain flexibility with our balance sheet to support continued growth through acquisitions."

Carlisle Construction Materials (CCM) achieved record net sales, reflecting high single digit growth experienced in favorable U.S. non-residential roofing markets. The year-over-year EBIT decline was primarily due to rising raw material costs and acquisition related costs, partially offset by higher net sales volume and COS savings.

On October 2nd we announced the planned $670.0 million acquisition of Accella Performance Materials ("Accella"), a premier specialty polyurethane growth platform with approximately $430.0 million of annual net sales. The planned acquisition of Accella is part of our well-established strategy of providing customers with high quality, innovative solutions for building envelope applications. Upon completion, the combined Accella and Carlisle team will bring together significant engineering and industry expertise to create highly engineered solutions for our customers. We expect the acquisition to close by the end of October.

(in millions)	Three Months Ended September 30,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$640.2	$578.2	10.7%	2.9%	7.4%	0.4%
EBIT	$124.2	$132.0	(5.9)%
EBIT margin	19.4%	22.8%
Special items	$2.8	$—

Favorable conditions in the U.S. commercial roofing market are expected to continue for the remainder of 2017. For full year 2017, we are maintaining CCM’s outlook at high single digit net sales growth.

Carlisle Interconnect Technologies (CIT) net sales in the third quarter slightly exceeded our expectations and EBIT improved sequentially due to higher volumes and COS initiatives. Year-over-year EBIT decline was primarily related to unfavorable mix, volume decline, and higher facility rationalization and plant restructuring costs.

(in millions)	Three Months Ended September 30,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$210.8	$218.2	(3.4)%	5.8%	(9.2)%	—%
EBIT	$25.7	$42.2	(39.1)%
EBIT margin	12.2%	19.3%
Special items	$4.2	$2.4

We now expect a net sales decline of low to mid-single digits versus prior year for CIT in 2017.

Carlisle FoodService Products (CFS) recorded its ninth consecutive quarter of year-over-year organic sales growth. Net sales and EBIT in the third quarter 2017 reflected growth related to the January 2017 acquisition of San Jamar, which contributed $22.9 million to net sales and $2.8 million to EBIT, including $3.0 million of amortization expense.

(in millions)	Three Months Ended September 30,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$86.7	$63.0	37.6%	36.4%	1.2%	—%
EBIT	$11.6	$9.0	28.9%
EBIT margin	13.4%	14.3%

We continue to expect CFS to achieve 2017 full year net sales growth of approximately 40%, inclusive of San Jamar.

Carlisle Fluid Technologies (CFT) net sales in the third quarter of 2017 reflected higher systems sales volumes in the Americas and higher standard product sales in EMEA and Asia Pacific within the Automotive Refinish and General Industrial markets. Partially offsetting the Americas performance was lower systems sales in Asia Pacific. Accelerated restructuring and facility rationalization costs, and continuation of investments to position the business for future growth and margin improvement, contributed to EBIT decline and will continue in the fourth quarter.

On October 3rd, we announced the appointment of Shelley Bausch as President of Carlisle Fluid Technologies. Shelley has demonstrated effective leadership throughout her career and is an excellent addition to the CFT team as we complete our integration efforts and enter the growth phase for this business. We expect Shelley and the CFT team to complete footprint consolidation efforts in the fourth quarter and move to placing a significant amount of effort on new product development, expansion into core adjacencies, and accelerate profitable sales growth.

(in millions)	Three Months Ended September 30,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$70.9	$69.0	2.8%	—%	3.8%	(1.0)%
EBIT	$0.1	$9.5	(98.9)%
EBIT margin	0.1%	13.8%
Special items	$8.1	$0.1

The outlook across CFT’s global end markets continues to be favorable, and our expectations for net sales growth remain in the mid-single digit percent range for 2017.

Carlisle Brake & Friction (CBF) achieved strong organic net sales growth in the third quarter, reflecting new business launches and growth in their key end markets of construction, agriculture, and mining. Adjusted EBIT and EBIT margin improved on higher volumes.

(in millions)	Three Months Ended September 30,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$80.5	$62.6	28.6%	—%	27.7%	0.9%
EBIT	$1.2	$(141.3)	100.8%
Adjusted EBIT	$1.2	$0.2
EBIT margin	1.5%	(225.7)%
Adjusted EBIT margin	1.5%	0.3%
Special items	$1.0	$—

As mentioned at the close of the second quarter, we continue to be cautiously optimistic that CBF end markets have reached the bottom of the cycle, and look to see strong sales growth for the remainder of the year. We now expect CBF to achieve mid-teens net sales growth in 2017.

Koch concluded by stating, “we are pleased with our record third quarter results and are now planning for total net sales growth in the high single digit percent range for 2017. We expect capital expenditures will be approximately $150 million as investments at CCM, CIT, and CFT move forward, and the additional cost reduction improvements at CBF related to their footprint rationalization efforts continue. We remain favorably positioned with our liquidity and strong balance sheet to continue to pursue growth opportunities both organically and through acquisitions, while returning value to shareholders.”

Cash Flow

Cash flow provided from operations of $299.6 million for the nine months ended September 30, 2017 was $55.5 million lower than cash provided of $355.1 million for the prior year period primarily due to an increase in cash usage for working capital to support organic sales growth.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $193.8 million in the nine months ended September 30, 2017, a decrease of $84 million versus the prior year. The decrease in free cash flow was primarily attributable to a greater usage of cash for working capital and higher capital expenditures versus the prior year. For the full year, we expect free cash flow conversion to be approximately 100%.

Net cash used in investing activities of $385.6 million for the nine months ended September 30, 2017 included $280.0 million used primarily for the acquisition of San Jamar and Drexel Metals, net of cash acquired.

During the nine months ended September 30, 2017, we utilized $266.4 million in cash to repurchase approximately 2.7 million shares of Carlisle stock. The year-to-date share repurchase activity occurred in the second and third quarters of 2017.

As of September 30, 2017, we had $147.6 million cash on hand and $815.0 million of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss third quarter 2017 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President of Investor Relations, Secretary and General Counsel
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except share and per share amounts)	2017	2016	2017	2016
Net sales	$1,089.1	$991.0	$3,018.1	$2,781.9

Cost of goods sold	777.6	667.4	2,144.9	1,891.7
Selling and administrative expenses	152.2	135.6	433.5	391.2
Research and development expenses	13.5	12.3	40.2	35.6
Impairment charges	—	141.5	—	141.5
Other expense (income), net	2.9	(2.2)	1.1	(4.0)
Earnings before interest and income taxes	142.9	36.4	398.4	325.9

Interest expense, net	7.7	7.5	21.4	24.1
Earnings before income taxes from continuing operations	135.2	28.9	377.0	301.8

Income tax expense	48.8	38.4	126.8	127.5
Income (loss) from continuing operations	86.4	(9.5)	250.2	174.3

Discontinued operations:
(Loss) income before income taxes	(0.1)	(0.6)	0.3	(0.7)
Income tax (benefit) expense	—	(0.3)	0.1	(0.3)
(Loss) income from discontinued operations	(0.1)	(0.3)	0.2	(0.4)

Net income (loss)	$86.3	$(9.8)	$250.4	$173.9

Basic earnings per share attributable to common shares:
Income (loss) from continuing operations	$1.38	$(0.15)	$3.91	$2.69
Income from discontinued operations	—	—	—	—
Basic earnings (loss) per share	$1.38	$(0.15)	$3.91	$2.69

Diluted earnings per share attributable to common shares:
Income (loss) from continuing operations	$1.37	$(0.15)	$3.89	$2.66
(Loss) income from discontinued operations	—	—	—	—
Diluted earnings (loss) per share	$1.37	$(0.15)	$3.89	$2.66

Average shares outstanding (in thousands):
Basic	62,432	64,353	63,503	64,206
Diluted	62,797	64,353	63,916	64,879

Dividends declared and paid	$23.2	$22.8	$69.0	$61.8
Dividends declared and paid per share	$0.37	$0.35	$1.07	$0.95

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$86.0	$(9.5)	$248.2	$172.8
Net income	$85.9	$(9.8)	$248.4	$172.4

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(in millions, except percentages)	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Net Sales
Carlisle Construction Materials	$640.2	$578.2	$62.0	10.7%	$1,717.5	$1,564.4	$153.1	9.8%
Carlisle Interconnect Technologies	210.8	218.2	(7.4)	(3.4)	606.8	624.3	(17.5)	(2.8)
Carlisle FoodService Products	86.7	63.0	23.7	37.6	257.8	186.9	70.9	37.9
Carlisle Fluid Technologies	70.9	69.0	1.9	2.8	202.4	198.4	4.0	2.0
Carlisle Brake & Friction	80.5	62.6	17.9	28.6	233.6	207.9	25.7	12.4
Total	$1,089.1	$991.0	$98.1	9.9	$3,018.1	$2,781.9	$236.2	8.5

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$124.2	$132.0	$(7.8)	(5.9)%	$333.9	$337.4	$(3.5)	(1.0)%
Carlisle Interconnect Technologies	25.7	42.2	(16.5)	(39.1)	68.1	118.4	(50.3)	(42.5)
Carlisle FoodService Products	11.6	9.0	2.6	28.9	29.5	24.3	5.2	21.4
Carlisle Fluid Technologies	0.1	9.5	(9.4)	(98.9)	12.5	23.7	(11.2)	(47.3)
Carlisle Brake & Friction	1.2	(141.3)	142.5	100.8	3.8	(132.8)	136.6	102.9
Corporate	(19.9)	(15.0)	(4.9)	32.7	(49.4)	(45.1)	(4.3)	9.5
Total	$142.9	$36.4	$106.5	292.6	$398.4	$325.9	$72.5	22.2

EBIT Margins
Carlisle Construction Materials	19.4%	22.8%			19.4%	21.6%
Carlisle Interconnect Technologies	12.2	19.3			11.2	19.0
Carlisle FoodService Products	13.4	14.3			11.4	13.0
Carlisle Fluid Technologies	0.1	13.8			6.2	11.9
Carlisle Brake & Friction	1.5	(225.7)			1.6	(63.9)
Total	13.1	3.7			13.2	11.7

Carlisle Companies Incorporated
Condensed Consolidated Balance Sheets

	(Unaudited)
(in millions except share and per share amounts)	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$147.6	$385.3
Receivables, net	690.8	511.6
Inventories	454.8	377.0
Prepaid expenses	25.3	24.3
Other current assets	43.2	57.0
Total current assets	1,361.7	1,355.2

Property, plant, and equipment, net	698.5	632.2

Other assets:
Goodwill, net	1,212.8	1,081.2
Other intangible assets, net	1,018.6	872.2
Other long-term assets	26.3	25.0
Total other assets	2,257.7	1,978.4

TOTAL ASSETS	$4,317.9	$3,965.8

Current liabilities:
Accounts payable	$328.9	$243.6
Accrued expenses	277.4	246.7
Deferred revenue	29.3	23.2
Total current liabilities	635.6	513.5

Long-term liabilities:
Long-term debt	781.9	596.4
Deferred revenue	182.4	172.0
Other long-term liabilities	281.7	217.0
Total long-term liabilities	1,246.0	985.4

Shareholders' equity:
Preferred stock	—	—
Common stock	78.7	78.7
Additional paid-in capital	346.8	335.3
Deferred compensation equity	11.9	10.3
Treasury shares, at cost	(652.6)	(382.6)
Accumulated other comprehensive loss	(77.3)	(122.2)
Retained earnings	2,728.8	2,547.4
Total shareholders' equity	2,436.3	2,466.9

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,317.9	$3,965.8

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2017	2016
Operating activities
Net income	$250.4	$173.9
Reconciliation of net income to net cash provided by operating activities:
Depreciation	61.5	55.9
Amortization	59.2	46.1
Impairment charges	—	141.5
Stock-based compensation, net of tax benefit	11.9	(3.1)
Other operating activities, net	3.5	(21.6)
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	(155.3)	(93.5)
Inventories	(45.9)	(20.6)
Prepaid expenses and other assets	1.4	1.0
Accounts payable	61.3	43.3
Accrued expenses	39.9	25.3
Deferred revenues	15.4	7.4
Other long-term liabilities	(3.7)	(0.5)
Net cash provided by operating activities	299.6	355.1

Investing activities
Acquisitions, net of cash acquired	(280.0)	(103.1)
Capital expenditures	(105.8)	(77.3)
Other investing activities, net	0.2	0.8
Net cash used in investing activities	(385.6)	(179.6)

Financing activities
Repayments of borrowings	—	(150.0)
Proceeds from revolving credit facility	491.0	—
Repayments of revolving credit facility	(306.0)	—
Repurchases of common stock	(266.4)	(61.3)
Dividends paid	(69.0)	(61.8)
Withholding tax paid related to stock-based compensation	(8.2)	(4.8)
Proceeds from exercise of stock options	4.1	46.2
Net cash used in financing activities	(154.5)	(231.7)

Effect of foreign currency exchange rate changes on cash and cash equivalents	2.8	0.9
Change in cash and cash equivalents	(237.7)	(55.3)
Cash and cash equivalents
Beginning of period	385.3	410.7
End of period	$147.6	$355.4

Carlisle Companies Incorporated
GAAP to Non-GAAP Reconciliation

	Three Months Ended September 30, 2016
	Carlisle Companies Incorporated							Carlisle Brake & Friction
(in millions, except percentages and per share amounts)	EBIT	EBIT Margin	Income Tax Impact		Income from Continuing Operations	Diluted Earnings per Share from Cont. Ops.		EBIT	EBIT Margin
As Reported	$36.4	3.7%	$38.4		$(9.5)	$(0.15)		$(141.3)	(225.7)%
Impairment charges	141.5	14.3	18.9	(1)	122.6	1.89	(2)	141.5	226.0
Excluding goodwill and intangible Impairments	$177.9	18.0%	$57.3		$113.1	$1.74		$0.2	0.3%

(1)
The reconciling item of $18.9 million related to income tax expense reflects the difference between the third quarter 2016 anticipated full year tax rate of 42.5%, which includes the impact of the impairment charges, and the tax rate excluding the impairment charges of 33.2%. The full year tax benefit of the impairment was $8.9 million.

(2) Adjusted diluted earnings per share from continuing operations for the third quarter of 2016 is calculated based on diluted average shares outstanding of 64,353,000, which excludes performance awards and stock options representing approximately 578,000 shares that were excluded from the As Reported calculation as they were anti-dilutive.

This selected Non-GAAP financial information for the third quarter of 2016 are presented to exclude the impairment charges at Carlisle Brake & Friction. Management believes adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying business and present a more useful comparison between current results and results in prior operating periods. Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.